Exhibit 10.19: Employment Letter (Balogh)

[Letterhead of Yahoo! Inc.]

January 7, 2008

Aristotle Balogh

Dear Ari:

On behalf of Yahoo! Inc. (“Yahoo!” or the “Company”), I am pleased to offer you the position of Chief Development Officer, reporting to Yahoo!’s Chief Executive Officer, Jerry Yang. Your appointment is subject to approval by the Company’s Board of Directors and your compensation package as outlined herein is subject to approval of the Compensation Committee of the Board of Directors (“Compensation Committee”). For purposes of this letter, your first day of work at Yahoo! will be considered your “Employment Start Date”.

Compensation

Your starting annual base salary will be $45,833 per month ($550,000 annually), less applicable taxes and withholdings, paid semi-monthly and subject to annual review. You will also be eligible to receive an annual target cash bonus of 100% of your annual base salary ($550,000) to be determined by the Compensation Committee in its discretion based on your performance and the Company’s performance for the relevant year. Any bonus payment will be subject to applicable taxes and withholdings. To qualify for the incentive bonus, you must remain continuously employed with the Company through the date that any incentive bonus is approved by the Compensation Committee.

Sign-On Bonus

You also will receive a sign-on bonus of $100,000, less applicable taxes and withholdings, to be paid within 30 days of your Employment Start Date.

Stock Options

As a part of the Yahoo! team, we strongly believe that ownership of the Company by our employees is an important factor to our success. Therefore, as part of your compensation, management will recommend that the Compensation Committee grant you an option to purchase 425,000 shares of Yahoo! Inc.’s common stock (the “Option”). The exercise price for the Option will be the fair market value of Yahoo! common stock on the date of grant as determined by the Compensation Committee. The Option will be subject to the terms and conditions of Yahoo! Inc.’s 1995 Stock Plan, as amended, and the applicable notice of stock option grant and stock option agreement (which will include the stock option vesting schedule), and vesting of the Option is contingent on your continued employment with Yahoo! through each vesting date. Subject to approval by the Compensation Committee, twenty-five percent (25%) of the shares subject to the Option will vest on the first anniversary of your Employment Start Date. Thereafter, one-eighth of the shares subject to the Option shall vest and become exercisable every six months, such that the Option will be fully vested on the fourth anniversary of your Employment Start Date.

Restricted Stock Units

Management will recommend that the Compensation Committee grant you an award of 150,000 Restricted Stock Units subject to the terms of the Yahoo! Inc. 1995 Stock Plan, as amended, and the applicable restricted stock unit award agreement. Subject to the approval of the Compensation Committee, this RSU award will vest as follows: 100,000 RSUs to vest on the second anniversary of the date of grant, and 50,000 RSUs to vest on the third anniversary of the date of grant, provided that on each such vesting date you have been continuously employed with Yahoo! through such date. Following each vesting date, you will receive one share of Yahoo! Inc. common stock for each RSU that vested as of such date (subject to tax withholding).

Aristotle Balogh

January 7, 2008

In addition, management will also recommend that the Compensation Committee grant you an award of 25,000 Restricted Stock Units, subject to the terms of the Yahoo! Inc. 1995 Stock Plan, as amended, and the applicable restricted stock unit award agreement. Subject to the approval of the Compensation Committee, this RSU award will vest as follows: 8,333 RSUs to vest on the first anniversary of the date of grant, 8,333 RSUs to vest on the second anniversary of the date of grant, and 8,334 RSUs to vest on the third anniversary of the date of grant, provided that on each such vesting date you have been continuously employed with Yahoo! through such date. Following each vesting date, you will receive one share of Yahoo! Inc. common stock for each RSU that vested as of such date (subject to tax withholding).

Benefits

Benefits. A significant part of your total compensation at Yahoo! is derived from the benefits that Yahoo! provides. Yahoo! provides a very competitive benefits package for its eligible full- and part-time employees. Eligible Yahoos may participate in Yahoo!’s health insurance benefits (medical, dental and vision), life insurance, short term and long term disability, the Employee Stock Purchase Plan, 401(k) Plan, and Yahoo!’s Flexible Spending Plan (Healthcare Reimbursement Account and/or Dependent Care Reimbursement Account). Yahoos working less than 40 hours may not be eligible for all benefit programs or certain benefits may be provided on a pro-rated basis. Please refer to benefit plan documents for eligibility. Of course, Yahoo! may change its benefits at any time. Prior to New Hire Orientation, you will be provided a website address and logon instructions to access detailed information about Yahoo! benefits programs, including the plan documents.

Yahoo! will reimburse you for reasonable business expenses incurred in connection with your employment, upon presentation of appropriate documentation, in accordance with the Company’s expense reimbursement policies and you will be eligible to participate in the travel policy established by Yahoo! generally for its senior management.

Paid Time Off. Currently, regular full-time Yahoos are eligible to accrue up to ten (10) days of vacation in their first year of employment, fifteen (15) days of vacation in their second year of employment, and an additional day for each subsequent year. Vacation is accrued based on hours worked, therefore Yahoos who work a part-time schedule accrue vacation on a pro-rata basis. In addition, Yahoo! currently provides eligible employees with ten (10) paid holidays and two (2) personal floating holidays each year.

Relocation Assistance

To assist you with relocation to the Sunnyvale, California area, Yahoo! has partnered with Paragon Relocation Resources to administer our relocation assistance program. You will be eligible to receive relocation assistance according to the attached Domestic Relocation Plan Overview up to a maximum of $450,000. Once you have returned your signed offer letter to Yahoo!, you will be contacted by a representative of Paragon Relocation Resources to initiate your move. The relocation benefits will be subject to, and governed by, the terms and requirements of the applicable Yahoo! and Paragon relocation plans and policies (“Relocation Policies”). Subject to the Relocation Policies, they include the following:

Home Sale. Home Sale Assistance will be provided through Paragon Relocation Resources to help market and sell your primary home. All reasonable non-recurring closing costs as well as reasonable sales commission of up to 6% of the sales price will be reimbursed. This program is structured to take advantage of tax rulings so as to provide a tax-free benefit. Therefore, you must speak with your consultant from Paragon Relocation Resources prior to listing your property to be eligible for this benefit.

Home Purchase. Home Purchase Benefits will be offered to help you secure a home in the new location. Yahoo! will reimburse normal and reasonable closing costs. This benefit includes the payment of non-recurring closing costs (including a Loan Origination Fee capped at 1%) capped at 2% of the purchase price. Mortgage services will be provided by Paragon Relocation Resources and will allow a direct bill of the closing costs to Yahoo!. This reimbursement is taxable and will be grossed-up to offset your tax liability.

Aristotle Balogh

January 7, 2008

Proprietary Agreement. As an employee of Yahoo!, it is likely that you will become knowledgeable about confidential and/or proprietary information related to the operations, products and services of the Company and its clients. To protect the interests of both the Company and its clients, all employees are required to read and sign an Employee Confidentiality and Assignment of Inventions Agreement (“Proprietary Agreement”) prior to beginning employment. A copy of this agreement is enclosed. Please sign it and return it along with your signed copy of this letter.

Proprietary Information Obligations Checklist. Similarly, you may have confidential or proprietary information from a prior employer that should not be used or disclosed to anyone at Yahoo!. Therefore, Yahoo! requests that you read, complete, and bring with you on your first day of employment, the enclosed Proprietary Information Obligations Checklist to this effect. In addition, Yahoo! requests that you comply with any existing and/or continuing contractual obligations that you may have with your former employers.

Obligations

During your employment, you shall devote your full business efforts and time to Yahoo!. This obligation, however, shall not preclude you from engaging in appropriate civic, charitable or religious activities or from serving on the boards of directors of one or two companies that are not competitors to Yahoo!, as long the activities do not materially interfere or conflict with your responsibilities to, or your ability to perform your duties of employment by, Yahoo! under this Agreement. Any outside activities must be in compliance with Yahoo!’s Guide to Business Conduct and Ethics.

Noncompetition

You agree that, during your employment with Yahoo! you will not engage in, or have any direct or indirect interest in any person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, partner or otherwise) that is competitive with the business of Yahoo!, including, without limitation, any then-current activities relating to providing Internet navigational products or services and any then-current activities providing search, e-mail, chat, e-commerce, instant messaging, content (e.g., music, video), ISP (e.g., connectivity, bandwidth or storage) or other Internet-based delivery or functionality. Notwithstanding the preceding sentence, you may own not more than 1% of the securities of any company whose securities are publicly traded.

Employment At-Will. Please understand that this letter does not constitute a contract of employment for any specific period of time, but will create an employment at-will relationship that may be terminated at any time by you or Yahoo!, with or without cause and with or without advance notice. The at-will nature of the employment relationship may not be modified or amended except by written agreement signed by Yahoo!’s Chief People Officer and you.

Code of Conduct and Yahoo! Policies. Yahoo! is committed to creating a positive work environment and conducting business ethically. As an employee of Yahoo!, you will be expected to abide by the Company’s policies and procedures including, but not limited to, Yahoo!’s Guide2Working@Y! and Yahoo!’s Guide to Business Conduct and Ethics. Yahoo! requests that you review, sign and bring with you on your Employment Start Date, the enclosed Guide to Business Conduct and Ethics@Yahoo! and Privacy Policy Acknowledgment Form.

Arbitration. You acknowledge that you have reviewed and agree to the enclosed Arbitration Agreement and Guide2Working@Yahoo! and At-Will Acknowledgment form, which is incorporated into this letter by reference. Please review, sign and bring this document with you on your Employment Start Date.

Entire Agreement. This offer letter and the referenced documents and agreements constitute the entire agreement between you and Yahoo! with respect to the subject matter hereof and supersede any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and Yahoo! concerning those subject matters.

Work Authorization/Visa. If you are in need of a work authorization, please let our Staffing Coordinator know at the time that you accept this offer. Please note that the number of employment visas available each year is limited by the U.S. government. In the event that your request for or extension of an employment visa is denied or an employment visa cannot be obtained within a reasonable amount of time (as determined by Yahoo!, in its sole discretion), Yahoo! reserves the right to withdraw or suspend this offer and/or your employment may be terminated (or if your employment has not begun, you may not become employed by Yahoo!). In the event that Yahoo! has agreed to sponsor you for an employment visa, Yahoo! will cover all expenses associated with the visa application process.

Aristotle Balogh

January 7, 2008

Eligibility to Work in the United States. In order for Yahoo! to comply with United States law, we ask that on your Employment Start Date you bring to Yahoo! appropriate documentation to verify your authorization to work in the United States. Yahoo! may not employ anyone who cannot provide documentation showing that they are legally authorized to work in the United States.

Background Check. Please understand that this offer is contingent upon the successful completion of your background check.

Accepting this Offer. We hope you will say yes quickly, however, we’ll give you until 5:00 p.m. (PST) on January 14, 2008 to accept this offer. This offer is contingent on you starting employment at Yahoo! on or before February 25, 2008. To accept this offer, please sign this letter in the space provided below and fax it, the signed Proprietary Agreement, and the signed Proprietary Information Obligations Checklist to Claudia Jara at 408-349-7498. Please also mail the original signed offer letter, the signed Proprietary Agreement and the signed Proprietary Information Obligations Checklist to Claudia Jara in the envelope provided. A second copy of each document has been provided for you to keep for your records.

Day 1: After your acceptance is received, your Recruiter/Coordinator will email you information about New Hire Orientation. If you will not be starting on a Monday coinciding with orientation, please make arrangements with your manager to complete the necessary eligibility to work and payroll forms on your Employment Start Date.

We look forward to your joining us and hope that you find your employment with Yahoo! enjoyable and professionally rewarding.

Very truly yours,

Libby Sartain
Chief People Officer

I accept this offer of employment with Yahoo! Inc. and agree to the terms and conditions outlined in this letter.

/s/ Ari Balogh	3/3/08
Signature	Date

2/6/08
Planned Start Date

(Contingent upon completion of a satisfactory background investigation.)

Enclosures:

Employee Confidentiality and Assignment of Inventions Agreement

Proprietary Information Obligations Checklist

Guide to Business Conduct and Ethics@Yahoo! and Privacy Policy Acknowledgment Form

Arbitration Agreement and Guide2Working@Yahoo! and At-Will Acknowledgment Form

Domestic Relocation Plan Overview

Relo 1

Cc: HR file